Exhibit 11.2

Consent of Independent Auditor

We consent to the use of our report, dated April 25, 2023, with respect to the consolidated financial statements of Rise Companies Corp. and subsidiaries, as of December 31, 2022, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the offering statement.

/s/ KPMG LLP

McLean, Virginia

July 17, 2023